CONFIRMING STATEMENT


This Statement confirms that the undersigned, Bruce I. Berkoff, has authorized and designated Vincent F. Sollitto, Jr. to execute and file on the undersigned's behalf the December 3, 2007 Form 4 (including any amendments thereto) that the undersigned was required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Syntax-Brillian Corporation. The undersigned acknowledges that Vincent F. Sollitto, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Dated:  December 5, 2007.


/s/ Bruce I. Berkoff